EXHIBIT 10.2

OFFER LETTER DATED SEPTEMBER 15, 1995 WITH STEVEN BALASIANO.

Exhibit 10.2

September 15, 1995

Mr. Steven Balasiano
915 Secaucus Road
Secaucus, N.J.  07094

Dear Mr. Balasiano,

We are pleased to offer you the position of Vice President — General Counsel of The Children’s Place Retail Stores, Inc.

The terms of your appointment are as follows:

1)              Base salary will be $140,000 per annum with a review date of November 30 in each year.

2)              You will be entitled to participate in the Executive bonus plan. Your percentage of base salary will be 20% and the plan is based on the operating income of the company. The details of this plan I will explain to you before you join the company.

3)              You will receive a car allowance of a $8000 per annum payable monthly.

4)              You will be entitled to participate in the company Life insurance and Medical plan. A copy of the company’s plan is enclosed.

5)              You will also be entitled to participate in the company’s 401K plan. As mentioned to you this plan is currently being reviewed to incorporate a company matching.

6)              The company will be introducing an option or Phantom option plan for the executive structure and you will be entitled to participate when this is introduced.

7)              In the event that your employment is terminated without cause you would be entitled to 6 months severance.

Ezra and myself are truly looking forward to your joining the company and to you making a major contribution. You will be given every opportunity to expand your business experience and to fully comprehend the business of specialty retailing. As mentioned to you, your joining date would be around December 1, 1995 and we can discuss this nearer the date.

Would you please sign a copy of this letter and return to me.

Very best wishes,

THE CHILDREN’S PLACE RETAIL STORES, INC.

/S/ STAN SILVER
Stan Silver
Executive Vice President & Chief Operating Officer

/S/ STEVEN BALASIANO
Steven Balasiano